    I, JEFFREY W. BULLOCK, SECRETARY OF THE STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "WELLS FARGO MULTI-STRATEGY 100 FUND A, LLC", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2010, AT 1:13 O'CLOCK P.M.

STATE OF DELAWARE
CERTIFICATE OF FORMATION

OF

WELLS FARGO MULTI-STRATEGY 100 FUND A, LLC

FIRST.  The name of the limited liability company formed hereby is: Wells Fargo Multi-Strategy 100 Fund A, LLC.

SECOND.  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808.  The name of its Registered Agent at such address is Corporation Service Company.

THIRD.  The limited liability company shall have perpetual existence, beginning on the date of filing its Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 14th day of May, 2010.

Brenda S. Bradley
Authorized Person

Document Number:  764077